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PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD ANNOUNCES RECORD GOLD PRODUCTION AT ITS EL CHANATE MINE

New York, October 13, 2008 - Capital Gold (TSX:CGC; OTC/BB:CGLD) announced today that the Company produced 4,350 ounces of gold in September at its El Chanate mine in Sonora, Mexico, bringing the combined production for August and September to a record two month total of 9,100 ounces, over 1,000 ounces more than any previous two months. Meanwhile cash costs for our first fiscal year (excluding royalties) were kept to $224 an ounce - well below industry average of over $400, contributing considerably to the Company’s bottom line.

In making the announcement, John Brownlie, Capital Gold’s Chief Operating Officer, said this represented the Company’s best production figures since operations began at El Chanate. “As a result of a strong team effort by a dedicated mine staff working with improved process equipment and advanced operating practices, our production has risen to an annualized rate of 55,000 ounces per year," stated Brownlie.

Brownlie said that despite these record achievements, Capital Gold, along with so many other publicly traded companies, has been recently affected by extraordinary market conditions. "We are acutely aware that our current share price in no way reflects the Company’s current strengths and growth potential. We, as well as many other fundamentally sound companies, are caught up in events not of our making and, as a result, our stockholders have been unfairly penalized. Be assured, however, we are a strong and resilient company and we will continue to improve and grow. We have achieved a great deal and are well positioned to restore shareholder value."

•	The Company has been producing gold for over a year and continually increases production each quarter.
•	New drilling programs are underway at El Chanate to maximize proven and probable gold reserves. A new 43 - 101 estimate is anticipated in early 2009.
•	All upgrades are funded through operating cash flow.
•	Our bank loan has been reconfigured and the Company has a $5 million line of credit available at its discretion.
•	The Company has a strong treasury of over $10 million.
•	It has achieved earnings in each of the first three fiscal quarters.

Given this strong performance, it is imperative that Capital Gold obtain a listing on a major national exchange such as the American Stock Exchange (AMEX). To facilitate a listing, the Company has proposed a reverse split. However, given that the stock price is at a 52 week low, management reserves the right to delay enacting the split if it deems the resulting share price will fall short of the $2 required by the AMEX.

Executive Vice President Jeff Pritchard stated, “We have opted to continue with the voting process. It is important to note that, if the proxy is approved, it entitles management to initiate the reverse split. At the same time, it also allows management to delay or curtail the process completely." Pritchard added: “Investors should rest assured that, in this important matter, we will take the same cautious approach that has resulted in a well funded and well managed company with a bright future. The management at Capital Gold has many years of experience and, all can be certain, we will not be distracted by current events in our quest to continue to grow and increase shareholder value."

About Capital Gold

Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The proven and probable reserve is now 832,000 ounces of gold. The Company has produced 40,000 ounces of gold in its first year of operation. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, Executive Vice President	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Kelly Cody, Director, Corporate Communications	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email:kelly@capitalgoldcorp.com

Media Inquiries
Victor Webb/Madlene Olson	Tel: (212) 684-6601
Marston Webb International	Fax: (212) 725-4709
Email: marwebint@cs.com